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                                                                        EX-4.1

                                AMENDMENT NO. 1
                       TO THE GREAT NORTHERN PAPER, INC.
                        SAVINGS AND CAPITAL GROWTH PLAN
                             FOR SALARIED EMPLOYEES


         The Great Northern Paper, Inc. Savings and Capital Growth Plan for Salaried Employees, Effective January 1, 1992 (the "Plan") is hereby amended, effective January 1, 1996, by adding a new Article XIII to read as follows:

                                  ARTICLE XIII
                          CHANGE IN CONTROL PROVISIONS

         13.1 In the event of a Change in Control, as hereinafter defined, the provisions of this Article XIII shall supersede any conflicting provisions in the Plan.

         13.2 Anything in this Plan to the contrary notwithstanding, upon and following a Change in Control the GNP Matching Account of Participants in the Plan who are Employees of the Employer as of the date of Change in Control shall be 100% vested.

         13.3    The following definitions apply for purposes of this Article
            XIII:

                 (a) "Acquiring Person" shall mean any Person who is or becomes a "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Plan Sponsor representing twenty percent (20%) or more of the combined voting power of the Plan Sponsor's then outstanding voting securities, unless such Person has filed Schedule 13G and all required amendments thereto with respect to its holdings and continues to hold such securities for investment in a manner qualifying such Person to utilize Schedule 13G for reporting of ownership.

                 (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                 (c) "Change in Control" of the Plan Sponsor shall be deemed to have occurred if:

                           (i)    any Person is or becomes an Acquiring Person;
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                          (ii)    less than two-thirds (2/3) of the total
                                  membership of the Board shall be Continuing
                                  Directors; or

                          (iii) the shareholders of the Plan Sponsor shall approve a merger or consolidation of the Plan Sponsor or a plan of complete liquidation of the Plan Sponsor or an agreement for the sale or disposition by the Plan Sponsor of all or substantially all of the Plan Sponsor's assets.

                 (d) "Continuing Directors" shall mean any member of the Board who was a member of the Board prior to the date hereof, and any successor of a Continuing Director while such successor is a member of the Board who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or of any such Affiliate or Associate and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

                  (e) "Person" shall mean any individual, corporation, partnership, group, association or other "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act.

         13.4 This Article XIII of the Plan shall not be amended upon or following a Change in Control in any manner that might have the effect of reducing the Participants' Accounts under the Plan. Nothing in this Section 13.4 shall be construed to prohibit, prior to a Change in Control, any amendment to the Plan, including this Article XIII, or any termination of the Plan pursuant to its terms.


         IN WITNESS WHEREOF, Bowater Incorporated has caused this amendment to
be executed by its duly authorized officer on the   26   day of  April , 1996.
                                                   ----         -------

                                       BOWATER INCORPORATED



                                       By:                 /s/
                                           ------------------------------------
                                               Richard F. Frisch
                                               Vice President - Human Resources





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